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                     ACCUMULATED BENEFIT ENHANCEMENT RIDER
                                 ("THIS RIDER")

This Rider is part of the Contract to which it is attached. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

The Death Benefit will be the greater of the Death Benefit selected by the Owner under the contract and the Accumulated Benefit Enhancement Death Benefit as provided for by this Rider. The Accumulated Benefit Enhancement Death Benefit is as follows:

     If any Owner or Annuitant dies before the [fifth] Contract Anniversary the Accumulated Benefit Enhancement Death Benefit is equal to the sum of all Purchase Payments plus [Enhancement Amount #1 will be inserted here] minus all withdrawals, including any applicable charges and any premium tax incurred.

     If any Owner or Annuitant dies on or after the [fifth] Contract Anniversary the Accumulated Benefit Enhancement Death Benefit is equal to the sum of all Purchase Payments plus [Enhancement Amount #2 will be inserted here] minus all withdrawals, including any applicable charges and any premium tax incurred.

All other contract provisions regarding entitlement to and payment of death benefits continue to apply.

On the death of any Owner or Annuitant that was not an Owner or Annuitant on the Contract Date, unless the change occurred because of the death of an Owner or Annuitant, the Accumulated Benefit Enhancement Death Benefit will be equal to the Contract Value on the Valuation Date the Death Benefit is approved by the LNL Home Office for payment.

This Rider will terminate on the earlier of the Valuation Date the selected Death Benefit option of the Contract is changed or the Annuity Commencement Date.


                     The Lincoln National Life Insurance Company

                            /s/ Mark E. Reynolds
                            ----------------------------------
                            MARK E. REYNOLDS
                            SVP & CHIEF ADMINISTRATIVE OFFICER



Form 32414 1101               Contract Number: [Number will be inserted here.]
                             Rider Date: [Current Date will be inserted here.]